ARTICLES OF AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          TRM COPY CENTERS CORPORATION


     1. The first sentence of Article III of the Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

          "1. The authorized capital stock of the Corporation shall consist of 50 million shares of Common Stock, no par value, and 5 million shares of Preferred Stock no par value."


     2. The Company's Restated Articles of Incorporation is hereby amended to add the following section at the end of Article III:

          "2. Series A Preferred Stock. This Article III.2 sets forth the designation, preferences, limitations and relative rights of a series of Preferred Stock of the Corporation as determined by the Board of Directors of the Corporation pursuant to its authority under ORS 60.134 and Article III.1 above. The shares of such series shall be designated Series A Preferred Stock ("Series A Preferred") and the number of shares constituting such series shall be 1,777,778.

          Section A. Dividends.

               (i) When and as declared by the Corporation's Board of Directors and to the extent permitted under the Oregon Business Corporation Act, the Corporation will pay preferential cumulative dividends to the holders of the Series A Preferred as provided in this Section A. Except as otherwise provided herein, dividends on each share of Series A Preferred will accrue on a daily basis at the rate of seven and one-half percent (7 1/2%) per annum of the Liquidation Value thereof, determined on a quarterly basis, from and including the date of issuance of such share of Series A Preferred to and including the earlier of (a) the date on which the Liquidation Value of such share of Series A Preferred plus any accrued and unpaid dividends thereon is paid to the holder thereof upon any liquidation, dissolution or winding up of the Corporation (b) the date on which such share of Series A Preferred is converted into Common Stock. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Series A Preferred will be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series A Preferred is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series A Preferred. To the extent not paid on March 31, June 30, September 30, and December 31 of each year beginning on September 30, 1998 (the "Dividend Payment Date"), all dividends which have accrued on each share of Series A Preferred outstanding during the three-month period (or other period in the case of the initial
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Dividend Payment Date) shall be accumulated and shall remain accumulated dividends with respect to each such share of Series A Preferred until paid. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment will be distributed ratably among the holders of the Series A Preferred on the basis of the amount of accrued and unpaid dividends with respect to the shares of Series A Preferred owned by each such holder.

               (ii) The Corporation shall not pay dividends (other than dividends payable in shares of Common Stock) upon the Common Stock unless and until it has paid dividends upon the Series A Preferred as set forth in Section A(i). In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred had all of the outstanding Series A Preferred been converted immediately prior to the record date for such dividend, or, if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

          Section B. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Series A Preferred held by such holder (plus all accrued or declared dividends unpaid thereon), and the holders of Series A Preferred shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid hereunder, then the entire assets to be distributed to the Corporation's stockholders shall be distributed pro rata among such Series A Preferred holders based upon the aggregate Liquidation Value of all Series A Preferred held by each such holder (plus all accrued or declared dividends unpaid thereon). At least 30 days prior to any liquidation, dissolution or winding up of the Corporation, the Corporation shall give written notice of such event to each record holder of Series A Preferred, specifying the amount of liquidation proceeds per share to be distributed to the holders of the Series A Preferred and to the holders of the Common Stock.

          For purposes of this Section B, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of this Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this Corporation; or (B) a sale of all or substantially all of the assets of this Corporation.
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          In any of such events, if the consideration received by this corporation is other than cash, the value of such consideration will be deemed its fair market value. Any securities shall be valued as follows:

               (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                    (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                    (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of the Series A Preferred.

               (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of the Series A Preferred.

          This Corporation shall give each holder of record of Series A Preferred written notice of such impending transaction not later than twenty
(20) days prior to the shareholders' meeting called to approve such transaction, if any, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section B, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred.

          Section C. Voting Rights.

               (i) The holders of Series A Preferred shall have no right to vote on matters to be voted on by the stockholders of the Corporation except as provided in this

Section C and as otherwise expressly required by applicable law; provided that in any event, each holder of Series A Preferred shall be entitled to notice of all stockholder meetings at the same time and in the same manner as notice is given to the stockholders entitled to vote at any such meeting.

               (ii) The holders of Series A Preferred shall be entitled to vote, together as a single class with the holders of the Common Stock and the other classes of the Corporation's capital stock voting with the Common Stock, on all matters submitted to the stockholders for a vote with each share of Series A Preferred having one vote and shall be entitled to notice of each stockholders meeting in accordance with the Bylaws of the Corporation.

          Section D. Conversion.

          1. Right to Convert.

               (i) Subject to the terms and conditions of this Section D, each holder of Series A Preferred shall have the right, at its option, to convert each share of the Series A Preferred held by such holder at any time into
 .7499997 fully paid and nonassessable shares of Common Stock.

          2. Conversion Procedure.

               (i) Except as otherwise provided herein, each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred). At such time as such conversion has been effected, the rights of the holder of such Series A Preferred as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

               (ii) The conversion rights of each share of Series A Preferred shall terminate on the date the Corporation has paid to the holder of such share the Liquidation Value thereof (plus all accrued or declared dividends unpaid thereon).

               (iii) As soon as possible after a conversion has been effected (but in any event within three business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

                    (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                    (b) payment in an amount equal to all accrued dividends unpaid with respect to each share of Series A Preferred converted into Conversion Stock, which have not been paid prior thereto, plus the amount payable under subparagraph (vii) below with respect to such conversion; and

                    (c) a certificate representing any shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

               (iv) If the Corporation is not permitted under applicable law to pay any portion of the accrued dividends on the shares of Series A Preferred being converted into Conversion Stock, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.

               (v) The issuance of certificates for shares of Conversion Stock upon any conversion of Series A Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares which are being converted.

               (vi) The Corporation shall not close its transfer books against the transfer of Conversion Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of the Series A Preferred. The Corporation shall assist and cooperate with any holder of Series A Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

               (vii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

               (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Common Stock issuable upon conversion of all outstanding Series A Preferred. All shares of stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of such stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the required number of such shares to be reserved hereunder.

          3. Conversion Adjustments.

               (i) In order to prevent dilution of the conversion rights granted hereunder, the conversion ratio provided for in Section D.1 shall be subject to adjustment from time to time pursuant to this Section D.3.

               (ii) Subdivision or Combination of Common Stock. If the Corpora tion at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the conversion ratio provided for in Section D.1 in effect immediately prior to such subdivision shall be proportionately increased, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the conversion ratio provided for in Section D.1 in effect immediately prior to such combination shall be proportionately decreased.

          4. Notices.

               (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (ii) The Corporation shall give written notice to all holders of Series A Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any dissolution or liquidation.

          5. Automatic Conversion. All of the outstanding Series A Preferred shall be automatically converted into Conversion Stock upon the closing of the date as of which the Share Price of the Common Stock for a period of 90 consecutive calendar days commencing after June 30, 1999 is at least $20.00 (as appropriately adjusted for any combination or subdivision of shares, stock dividend, stock split or other recapitalization).

          Section E. Purchase Rights.

          If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series A Preferred shall be entitled to acquire, upon the terms applicable to such Purchase

Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series A Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

          Section F. Registration of Transfer.

          The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing shares of Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance (but not including any transfer taxes).

          Section G. Replacement.

          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          Section H. Definitions.

          "Common Stock" means the Common Stock, no par value, of the Corporation, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of any stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

          "Conversion Stock" means shares of Common Stock issuable upon conversion of Series A Preferred; provided that if there is a change such that the securities issuable upon conversion of Series A Preferred are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

          "Convertible Securities" means any stock or securities convertible into or exchangeable for any equity securities of the Company.

          "Junior Securities" means any of the Corporation's capital stock or other equity securities other than the Series A Preferred.

          "Liquidation Value" of any share of Series A Preferred as of any particular date shall be equal to $11.25 (as such amount is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations affecting the Series A Preferred).

          "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series A Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

          "Options" means any rights or options to subscribe for or purchase equity securities or Convertible Securities.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Share Price" means the closing price on a day of sales of the Common Stock on the securities exchange on which the Common Stock may be listed, or if on any day the Common Stock is not listed on any securities exchange, the last bid price quoted in the NASDAQ System as of 4:00 P.M., New York time on such day, or if on any day the Common Stock is not quoted in the NASDAQ System, the last bid price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

          Section I. Notices.

          Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices, attention: Paul Brown, Chief Financial Officer and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder)."


DATED: June 24, 1998